EXHIBIT 11.1


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                                                                EXHIBIT 11.1


                              AVON PRODUCTS, INC.
                COMPUTATION OF PRIMARY INCOME (LOSS) PER SHARE
                     (In millions, except per share data)


                                                           Three months ended
                                                                March 31
                                                           ------------------
                                                           1994          1993
                                                           ----          ----

Weighted average shares of common stock:
  Weighted average shares outstanding during the period.  71.92         72.03
  Common stock equivalents*.............................     --            --
                                                         ------       -------

  Weighted average shares for primary income per share
    computation.........................................  71.92         72.03
                                                         ======       =======

Income (loss) per share of common stock:
  Income from continuing operations before
    cumulative effect of accounting changes............. $ 29.5       $  24.6
  Discontinued operations, net..........................     --         (10.0)
  Cumulative effect of accounting changes...............  (45.2)       (107.5)
                                                         ------       -------
  Net (loss)............................................ $(15.7)      $ (92.9)
                                                         ======       =======

Primary income (loss) per share of common stock:
  Income from continuing operations before
    cumulative effect of accounting changes............. $  .41       $   .34
  Discontinued operations...............................     --          (.14)
  Cumulative effect of accounting changes...............   (.63)        (1.49)
                                                         ------       -------
  Net (loss)............................................ $ (.22)      $ (1.29)
                                                         ======       =======


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*Common stock equivalents are not reported because they result in less than three percent dilution.